 Exhibit 99.1

Contacts:	For news media – George Biechler, 610-774-5997
For financial analysts – Tim Paukovits, 610-774-4124

PPL Corporation Reports Second-Quarter Earnings

•	Quarterly earnings decline versus a year ago, when PPL recorded a gain on the sale of a Latin American business

•	Company lowers ongoing earnings forecast for balance of year due to higher fuel costs and lower expected results from marketing and trading operations

•	Company expresses optimism for 2010 and longer-term earnings growth

ALLENTOWN, Pa. (Aug. 1, 2008) ― PPL Corporation (NYSE: PPL) on Friday (8/1) reported declines in both second-quarter and first-half earnings for 2008, compared with the same periods of 2007.

PPL’s reported earnings in the most recent quarter were $0.50 per share, compared with $0.88 per share a year ago. For the first six months of 2008, PPL reported earnings of $1.19 per share, compared with $1.41 per share a year ago.

Contributing to the declines in earnings versus 2007 were: the divestitures of PPL’s electricity delivery businesses in Latin America, including the loss of operating earnings; a 2007 U.S. tax benefit that did not recur in 2008; rising fuel costs; and the loss of synfuel-related earnings. Partially offsetting these negative factors were improved margins from energy marketing and trading activities.

Second-quarter earnings from ongoing operations also declined, to $0.50 per share, compared with $0.63 per share a year ago. For the first six months of 2008, earnings from ongoing operations were $1.11 per share, compared with $1.28 per share a year ago.

“As we stated last quarter, we expect stronger second-half margins in our supply business segment, compared with first-half margins,” said James H. Miller, PPL’s chairman, president and chief executive officer. “However, on top of the previously announced loss of several key 2007 earnings contributors, the continued increase in coal commodity and transportation costs, combined with lower than planned results from our marketing and trading activities, prompts us to lower our 2008 ongoing earnings forecast today.”

PPL lowered its 2008 forecast of earnings from ongoing operations to $2.25 to $2.35 per share from $2.35 to $2.45 per share. The company’s 2008 forecast of reported earnings is $2.33 to $2.43 per share, reflecting special items recorded through June 30, 2008. This forecast does not reflect the previously announced potential impairment of certain emission allowances as a result of a recent federal court decision invalidating the Environmental Protection Agency’s Clean Air Interstate Rule. Any impairment of allowances as a result of the court’s decision would be a special item charge.

“As we look ahead to initiating our 2009 earnings forecast later this year, we anticipate that rising delivered fuel prices and the completion of our scrubber construction program, coupled with the fall in sulfur dioxide allowance prices, will create challenges for us in 2009 compared with our expected results in 2008,” Miller said. “While we will clearly continue to explore ways to mitigate these cost pressures, we expect that our 2009 earnings will be lower than what we expect to achieve in 2008. Our ability to recover these fuel price increases is constrained by the fixed-price, provider-of-last-resort contract that expires at the end of 2009.”

Beyond 2009, however, Miller said the company is seeing upside earnings potential.

“We are more optimistic about our earnings outlook for 2010 than we were a year ago, when we established our current forecast range of $4.00 to $4.60 per share,” Miller said. “Based on what we have been able to achieve through our rigorous hedging program and the prices that we currently see in the marketplace, we anticipate that ― for 2010 and beyond ― our generating portfolio and marketing expertise will allow us to continue to increase value for shareowners even in the face of higher fuel and other commodity costs.”

Second-Quarter 2008 Earnings Details

PPL’s reported earnings in the second quarter of 2008 reflected a special item credit of $0.01 per share related to mark-to-market impacts of energy-related, non-trading economic hedges, and a special item charge of $0.01 for impairments of securities in PPL’s nuclear decommissioning trust funds. The second quarter of 2007 reflected net special item credits of $0.25 per share, primarily from the sale of PPL’s electricity delivery business in El Salvador.

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes special items. Special items include charges or credits that are unusual or nonrecurring. Special items also include the mark-to-market impact of energy-related, non-trading economic hedges and impairments of securities in PPL’s nuclear decommissioning trust funds.

(Dollars in millions, except for per share amounts)

	2nd Quarter
	2008	2007	% Change
Reported Earnings	$190	$345	-45%
Reported Earnings per Share	$0.50	$0.88	-43%
Earnings from Ongoing Operations	$190	$248	-23%
Per Share Earnings from Ongoing Operations	$0.50	$0.63	-21%

(See the tables at the end of the news release for details as to the reconciliation of reported earnings versus earnings from ongoing operations.)

First-Half and Second-Quarter 2008 Earnings by Business Segment

The following chart shows PPL’s earnings by business segment for the second quarter and first half of 2008, compared with the same periods of 2007.

	2nd Quarter		Year to Date
	2008	2007	2008	2007

Per share earnings from ongoing operations

Supply	$0.26	$0.30	$0.45	$0.62
Pennsylvania Delivery	0.08	0.07	0.24	0.23
International Delivery	0.16	0.26	0.42	0.43
Total	$0.50	$0.63	$1.11	$1.28

Special Items

Supply	$-	$0.04	$0.08	$0.02
Pennsylvania Delivery	-	-	-	-
International Delivery	-	0.21	-	0.11
Total	$-	$0.25	$0.08	$0.13

Reported earnings

Supply	$0.26	$0.34	$0.53	$0.64
Pennsylvania Delivery	0.08	0.07	0.24	0.23
International Delivery	0.16	0.47	0.42	0.54
Total	$0.50	$0.88	$1.19	$1.41

(For more details and a breakout of special items by segment, see the reconciliation tables at the end of this news release.)

Key Factors Impacting Business Segment Earnings from Ongoing Operations

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation and marketing operations of PPL Energy Supply.

Earnings from ongoing operations for PPL’s supply business segment decreased in the second quarter of 2008 by $0.04 per share, or 13 percent, compared with a year ago. This decline resulted primarily from the following factors: a $0.02 per share loss in synfuel-related earnings as a result of the expiration of federal synfuel tax credits at the end of 2007; higher average fuel prices and lower base load generation; and higher operating expenses. Partially offsetting these negative factors were improved margins from energy marketing and trading activities in the East and West.

Earnings from ongoing operations for PPL’s supply business segment during the first six months of 2008 decreased by $0.17 per share, or 27 percent, compared with a year ago. This decline resulted primarily from the same factors that drove second-quarter 2008 results, including $0.10 per share related to synfuels.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities.

Earnings from ongoing operations for PPL’s Pennsylvania delivery business segment increased in the second quarter of 2008 by $0.01 per share, or 14 percent, compared with a year ago. This increase resulted primarily from the higher electricity revenues as a result of load growth and PPL Electric Utilities’ base rate increase effective Jan.1, 2008. These positive earnings factors were partially offset by higher operation and maintenance expenses.

Earnings from ongoing operations for PPL’s Pennsylvania delivery business segment increased during the first six months of 2008 by $0.01 per share, or 4 percent, compared with a year ago. This increase resulted primarily from the net impact of the same factors that drove second-quarter 2008 results.

International Delivery Segment
PPL’s international delivery business segment primarily includes investments in the regulated electric distribution companies in the United Kingdom and included the operating results of the Latin American electricity distribution businesses prior to their divestiture in 2007.

Earnings from ongoing operations for PPL’s international delivery business segment decreased in the second quarter of 2008 by $0.10 per share, or 38 percent, compared with a year ago. This decline resulted primarily from a 2007 U.S. tax benefit of $0.08 per share related to the U.K. businesses and the loss in earnings of $0.03 per share from PPL’s Latin American businesses following their divestitures throughout 2007. Partially offsetting these decreases were higher U.K. delivery revenues, due to higher rates from the annual regulatory adjustment for inflation, and lower operating expenses.

Earnings from ongoing operations for PPL’s international delivery business segment decreased during the first six months of 2008 by $0.01 per share, or 2 percent, compared with a year ago. This decline resulted primarily from the net impact of the same factors that drove second-quarter 2008 results.

2008 Earnings from Ongoing Operations Forecast by Business Segment

Earnings (per share)	2008 (forecast)	2007 (actual)
	Midpoint

Supply	$1.16	$1.42
Pennsylvania Delivery	0.45	0.40
International Delivery	0.69	0.78
Total	$2.30	$2.60

Supply Segment
PPL projects lower earnings from ongoing operations in its supply business segment in 2008 compared with 2007 as a result of the loss of synfuel-related benefits and higher depreciation and operating expenses for scrubbers that have been or will be installed during 2008 at its Montour and Brunner Island coal-fired power plants, both in Pennsylvania.

PPL now expects its energy margins to be flat in 2008 compared with 2007. During the second half of 2008, increased margins as a result of higher-valued wholesale energy contracts and higher expected base load generation are expected to be offset by higher coal commodity and transportation costs and lower expected margins from PPL’s marketing and trading activities as a result of reduced liquidity in certain energy markets.

Pennsylvania Delivery Segment
PPL projects higher earnings from ongoing operations for its Pennsylvania delivery business segment, driven by higher revenues as a result of PPL Electric Utilities’ new distribution rates, partially offset by higher operating expenses.

International Delivery Segment
PPL projects the earnings from ongoing operations of its international delivery business segment will decline in 2008 compared with 2007. This decline is a result of the 2007 divestiture of PPL’s Latin American businesses and higher U.S. income taxes primarily driven by certain U.S. income tax benefits realized in 2007. Partially offsetting the impact of these negative earnings drivers are lower U.K. pension expense and lower financing costs.

2010 Earnings Forecast

PPL also reaffirmed its 2010 earnings forecast range of $4.00 to $4.60 per share. This forecast is driven primarily by higher energy margins based on higher wholesale electricity and capacity prices, higher expected generation output, and increased earnings from marketing and trading activities.

At the end of 2009, the full-requirements supply contract between PPL EnergyPlus and PPL Electric Utilities will expire. As a result of higher forward energy prices in the competitive marketplace and the 2010 capacity prices set in PJM Interconnection’s auctions, PPL expects a significant improvement in energy margins in 2010.

This forecast does not include the effect of any new assets being added to the company’s portfolio and assumes PPL Electric Utilities’ ability to fully recover its market-based energy costs as provided under Pennsylvania law.

PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

###
(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

Conference Call and Webcast

PPL invites interested parties to listen to the live webcast of management’s teleconference with financial analysts about second-quarter 2008 financial results at 9 a.m. EDT Friday, Aug. 1. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 702-696-4769 (ID# 54797054).

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheet (Unaudited)
(Millions of Dollars)

	June 30, 2008	Dec. 31, 2007
Assets
Cash and cash equivalents	$466	$430
Price risk management assets - current	2,431	319
Assets held for sale	315	318
Other current assets	2,474	2,101
Investments	594	608
Property, plant and equipment
Electric plant	20,391	20,109
Gas and oil plant	67	66
Other property	193	202
	20,651	20,377
Less: accumulated depreciation	7,812	7,772
	12,839	12,605
Recoverable transition costs	430	574
Goodwill and other intangibles	1,515	1,326
Price risk management assets - noncurrent	1,697	587
Other noncurrent assets	1,140	1,104
Total assets	$23,901	$19,972

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$1,162	$770
Price risk management liabilities - current	2,312	423
Liabilities held for sale	46	68
Other current liabilities	1,942	1,621
Long-term debt (less current portion)	7,019	6,890
Deferred income taxes and investment tax credits	1,735	2,192
Price risk management liabilities - noncurrent	2,943	916
Other noncurrent liabilities	1,239	1,216
Minority interest	19	19
Preferred securities of a subsidiary	301	301
Earnings reinvested	3,647	3,448
Common stock and capital in excess of par value	2,184	2,176
Accumulated other comprehensive loss	(648)	(68)
Total liabilities and equity	$23,901	$19,972

(a)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

Condensed Consolidated Income Statement (Unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended June 30,		6 Months Ended June 30,
	2008(a)	2007(a)(b)	2008(a)	2007(a)(b)
Operating Revenues
Utility	$981	$977	$2,101	$2,058
Unregulated retail electric and gas	33	23	67	45
Wholesale energy marketing (c)
Realized	443	371	881	727
Unrealized economic activity	(616)	8	(796)	(99)
Net energy trading margins	52	9	50	18
Energy-related businesses	131	185	247	370
	1,024	1,573	2,550	3,119

Operating Expenses
Fuel	208	202	451	435
Energy purchases (c)
Realized	309	207	626	449
Unrealized economic activity	(623)	(14)	(885)	(134)
Other operation and maintenance	360	347	737	672
Amortization of recoverable transition costs	68	70	144	151
Depreciation	118	110	230	226
Taxes, other than income	72	72	147	150
Energy-related businesses	119	201	227	403
	631	1,195	1,677	2,352
Operating Income	393	378	873	767
Other Income – net	8	21	16	48
Interest Expense	110	120	218	240

Income from Continuing Operations Before Income Taxes, Minority Interest and Dividends on Preferred Securities of a Subsidiary	291	279	671	575
Income Taxes	97	31	226	100
Minority Interest	1		1	1
Dividends on Preferred Securities of a Subsidiary	4	4	9	9

Income from Continuing Operations	189	244	435	465
Income from Discontinued Operations (net of income taxes)	1	101	15	83

Net Income	$190	$345	$450	$548

Earnings per share of common stock – basic
Earnings from ongoing operations	$0.51	$0.64	$1.13	$1.30
Special items	-	0.25	0.08	0.12

Net Income	$0.51	$0.89	$1.21	$1.42

Earnings per share of common stock – diluted
Earnings from ongoing operations	$0.50	$0.63	$1.11	$1.28
Special items	-	0.25	0.08	0.13

Net Income	$0.50	$0.88	$1.19	$1.41

Average shares outstanding (thousands)
Basic	373,158	385,300	373,009	385,053
Diluted	376,507	390,109	376,593	389,645

(a)
Earnings in the 2008 and 2007 periods were impacted by several special items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these special items.

(b)	Certain amounts from 2007 have been reclassified to conform to the current year presentation. This includes the reclassification of PPL Gas Utilities Corporation accounts to Discontinued Operations.
(c)
PPL enters into certain non-trading energy or energy-related contracts to hedge future cash flows that are not eligible for hedge accounting, or where hedge accounting is not elected.  Consistent with the treatment of the hedged item, unrealized and realized gains and losses on these transactions are reflected in "Wholesale energy marketing" or "Energy purchases."

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	6 Months Ended June 30,
	2008	2007
Cash Flows from Operating Activities
Net income	$450	$548
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	230	236
Amortization-recoverable transition costs and other	178	209
Pre-tax gain from the sale of a Latin American business		(94)
Deferred income taxes and investment tax credits	(38)	(38)
Impairment of assets held for sale	1	70
Unrealized gain on derivatives and other hedging activities	(84)	(35)
Changes in working capital	164	(235)
Other	32	(42)
Net cash provided by operating activities	933	619

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(661)	(687)
Proceeds from the sale of a Latin American business		180
Net (expenditures for) sales of intangible assets	(249)	26
Net (purchases) sales of other investments	(14)	9
Net increase in restricted cash and cash equivalents	(281)	(72)
Other investing activities	(11)	2
Net cash used in investing activities	(1,216)	(542)

Cash Flows from Financing Activities
Net issuances (retirements) of long-term debt	182	(63)
Repurchase of common stock	(38)	(77)
Payment of common stock dividends	(239)	(225)
Net increase in short-term debt	400	61
Other financing activities	18	13
Net cash provided by (used in) financing activities	323	(291)

Effect of Exchange Rates on Cash and Cash Equivalents	(2)	1

Net Increase (Decrease) in Cash and Cash Equivalents	38	(213)
Cash and cash equivalents at beginning of period	430	794
Cash and cash equivalents included in assets held for sale	(2)	(14)
Cash and cash equivalents at end of period	$466	$567

Key Indicators

Financial

	12 Months Ended June 30, 2008	12 Months Ended June 30, 2007

Dividends declared per share	$1.28	$1.16
Book value per share (a)	$13.84	$13.95
Market price per share (a)	$52.27	$46.79
Dividend yield (a)	2.4%	2.5%
Dividend payout ratio (b)	41%	47%
Dividend payout ratio - earnings from ongoing operations (b)(c)	53%	50%
Price/earnings ratio (a)(b)	16.6	19.1
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	21.6	20.2
Return on average common equity	22.16%	18.52%
Return on average common equity - earnings from ongoing operations (c)	17.81%	17.49%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of special items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2nd Quarter 2008	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$96	$32	$62	$190	$0.26	$0.08	$0.16	$0.50
Special Items
MTM adj's from energy-related, non-trading economic hedges	4			4	0.01			0.01
Impairment of nuclear decom. trust investments	(4)			(4)	(0.01)			(0.01)
Off-site remediation of ash basin leak	1			1
Impairment of gas and propane businesses		(1)		(1)
Total special items	1	(1)
Reported Earnings	$97	$31	$62	$190	$0.26	$0.08	$0.16	$0.50

Year-to-Date June 30, 2008	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$166	$92	$160	$418	$0.45	$0.24	$0.42	$1.11
Special Items
MTM adj's from energy-related, non-trading economic hedges	54			54	0.14			0.14
Impairment of nuclear decom. trust investments (Q2, '08)	(4)			(4)	(0.01)			(0.01)
Off-site remediation of ash basin leak (Q2, '08)	1			1
Impairment of gas and propane businesses (Q2, '08)		(1)		(1)
Colstrip groundwater litigation (Q1, '08; Q2, '08)	(5)			(5)	(0.01)			(0.01)
Synfuel tax adjustment (Q1, '08)	(13)			(13)	(0.04)			(0.04)
Total special items	33	(1)		32	0.08			0.08
Reported Earnings	$199	$91	$160	$450	$0.53	$0.24	$0.42	$1.19

12 Months Ended June 30, 2008	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$466	$159	$293	$918	$1.23	$0.42	$0.77	$2.42
Special Items
MTM adj's from energy-related, non-trading economic hedges	60			60	0.17			0.17
Impairment of nuclear decom. trust investments (Q2, '08)	(4)			(4)	(0.01)			(0.01)
Off-site remediation of ash basin leak (Q2, '08)	1			1
Impairment of gas and propane businesses (Q2, '08)		(1)		(1)
Colstrip groundwater litigation (Q1, '08; Q2, '08)	(5)			(5)	(0.01)			(0.01)
Synfuel tax adjustment (Q1, '08)	(13)			(13)	(0.04)			(0.04)
Workforce reduction (Q4, '07)	(4)	(1)	(4)	(9)	(0.01)		(0.01)	(0.02)
Sale of Latin American businesses (Q3, '07; Q4, '07)			216	216			0.57	0.57
Sale of domestic telecommunication operations (Q3, '07; Q4, '07)	(3)			(3)	(0.01)			(0.01)
Sale of gas and propane businesses (Q3, '07; Q4, '07)		(44)		(44)		(0.12)		(0.12)
Settlement of Wallingford cost-based rates (Q3, '07)	33			33	0.09			0.09
Impairment of certain transmission rights (Q3, '07; Q4, '07)	(13)			(13)	(0.04)			(0.04)
Change in U.K. tax rate (Q3, '07; Q4, '07)			54	54			0.14	0.14
Total special items	52	(46)	266	272	0.14	(0.12)	0.70	0.72
Reported Earnings	$518	$113	$559	$1,190	$1.37	$0.30	$1.47	$3.14

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2nd Quarter 2007	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$118	$30	$100	$248	$0.30	$0.07	$0.26	$0.63
Special Items
MTM adj's from energy-related, non-trading economic hedges	16			16	0.04			0.04
Sale of Latin American businesses			83	83			0.21	0.21
Sale of domestic telecommunication operations	(2)			(2)
Total special items	14		83	97	0.04		0.21	0.25
Reported Earnings	$132	$30	$183	$345	$0.34	$0.07	$0.47	$0.88

Year-to-Date June 30, 2007	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$244	$88	$168	$500	$0.62	$0.23	$0.43	$1.28
Special Items
MTM adj's from energy-related, non-trading economic hedges	26			26	0.07			0.07
Sale of Latin American businesses (Q1, '07; Q2, '07)			43	43			0.11	0.11
Sale of domestic telecommunication operations (Q1, '07; Q2, '07)	(20)			(20)	(0.05)			(0.05)
PJM billing dispute (Q1, '07)	(1)			(1)
Total special items	5		43	48	0.02		0.11	0.13
Reported Earnings	$249	$88	$211	$548	$0.64	$0.23	$0.54	$1.41

12 Months Ended June 30, 2007	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$476	$150	$276	$902	$1.22	$0.39	$0.71	$2.32
Special Items
MTM adj's from energy-related, non-trading economic hedges	15			15	0.04			0.04
Sale of Latin American businesses (Q1, '07; Q2, '07)			43	43			0.11	0.11
Sale of domestic telecommunication operations (Q1, '07; Q2, '07)	(20)			(20)	(0.05)			(0.05)
PJM billing dispute (Q4, '06; Q1, '07)	(18)	20		2	(0.04)	0.05		0.01
Sale of interest in Griffith (Q4, '06)	1			1
Workforce reduction (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Impairment of nuclear decom. trust investments (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Reversal of cost recovery – Hurricane Isabel (Q3, '06)		(6)		(6)		(0.02)		(0.02)
Realization of benefits related to Black Lung Trust assets (Q3, '06)		21		21		0.06		0.06
Total special items	(28)	35	43	50	(0.07)	0.09	0.11	0.13
Reported Earnings	$448	$185	$319	$952	$1.15	$0.48	$0.82	$2.45

Operating - Domestic and International Electricity Sales

(millions of kwh)
	3 Months Ended June 30				6 Months Ended June 30
	2008	2007	Percent Change		2008	2007	Percent Change
Domestic Retail
Delivered (a)	8,832	8,872	(0.5%	)	19,401	19,180	1.2%
Supplied	9,404	9,395	0.1%		20,526	20,236	1.4%

International Delivered
United Kingdom	6,949	6,840	1.6%		14,703	14,565	0.9%

Domestic Wholesale
East	6,535	4,563	43.2%		12,463	8,811	41.4%
West
NorthWestern Energy	669	836	(20.0%	)	1,236	1,669	(25.9%	)
Other West	3,109	2,590	20.0%		6,639	5,320	24.8%

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation’s service territory.

“Earnings from ongoing operations” excludes the impact of special items. Special items include charges, credits or gains that are unusual or nonrecurring. Special items also include the mark-to-market impact of energy-related, non-trading economic hedges and impairments of securities in PPL’s nuclear decommissioning trust funds. The mark-to-market impact of these hedges is economically neutral to the company because the mark-to-market gains or losses on the energy hedges will reverse as the hedging contracts settle in the future. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses and pension costs, marketing performance, regulation,  corporate strategy,  and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; receipt of necessary government permits, approvals and rate relief; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.